Exhibit 99.2

CONSENT OF ROBERT W. BAIRD & CO. INCORPORATED

Robert W. Baird & Co. Incorporated (“Baird”) hereby consents to the inclusion in the Joint Proxy Statement/Prospectus of Hall, Kinion & Associates, Inc. and Kforce Inc., as a part of this Registration Statement on Form S-4 of Kforce Inc., of (i) its opinion dated December 2, 2003 to the Board of Directors of Hall, Kinion & Associates, Inc. included as Annex C to such Joint Proxy Statement/Prospectus, and (ii) to the references made to Baird in the sections of such Proxy Statement/Prospectus entitled “Summary — Opinion of Hall Kinion’s Financial Advisor,” “The Merger — Background of the Merger,” “The Merger — Hall Kinion’s Reasons for the Merger” and “The Merger — Fairness Opinion of Financial Advisor to the Hall Kinion Board of Directors.” In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

ROBERT W. BAIRD & CO. INCORPORATED

By:	/S/ DANIEL G. DAUL

Its:	Vice President

December 22, 2003